Exhibit 99.1

Investor and Media Inquiries:
David A. Christiansen
(610) 208-3065
dchristiansen@cartech.com

CARPENTER TECHNOLOGY REPORTS THIRD QUARTER RESULTS

•	Third quarter revenues net of surcharges down 24% from year earlier
•	Income from continuing operations of $13.1 million or $0.30 per diluted share, including $0.03 of restructuring charges
•	Operating margin of 6.8%, net of surcharges and restructuring costs
•	Third quarter positive free cash flow of $11.8 million

WYOMISSING, Pa., April 28, 2009 -- Carpenter Technology Corporation (NYSE:CRS) today reported income from continuing operations of $13.1 million or $0.30 per diluted share for the fiscal third quarter ended March 31, 2009, which included restructuring costs of $2.1 million or $0.03 per share for a facility closure. This compares with income from continuing operations of $50.5 million or $1.05 per diluted share for the same quarter a year earlier. Third quarter revenues, excluding surcharges, were down 24% compared to last year.

"As we announced last month, our revenue decline this quarter reflected continued slowness in global industrial activity and higher customer inventories,” said Anne L. Stevens, chairman and chief executive officer. “Low oil prices have reduced demand in our energy segment, which had been a key growth driver in recent years.  Also, demand in aerospace slowed significantly in the quarter.”

“We continue to take the appropriate actions to reduce manufacturing and other costs to adjust to the lower production levels.  We also made considerable progress in reducing inventory levels during the quarter,” said Stevens. “Our focus is to deliver positive free cash flow and preserve our strong balance sheet, while continuing the strategic initiatives needed to prepare for the eventual market recovery.”

During the quarter, the Company incurred $2.1 million in costs associated with the closing of its Crawley, UK metal strip manufacturing facility, which will allow the company to reduce fixed costs and utilize existing production capacity more efficiently.

Third Quarter Results

Financial highlights in the third quarter include:

(millions, except EPS & pounds sold)	3Q FY 2009	3Q FY 2008	YTD FY 2009	YTD FY 2008
Net Sales	$330.0	$506.4	$1,105.4	$1,397.2
Net Sales excluding surcharge (a)	$266.7	$352.4	$841.8	$977.6
Income from continuing operations	$13.1	$50.5	$68.7	$163.0
Diluted EPS from continuing operations	$0.30	$1.05	$1.56	$3.29
Free cash flow (a)	$11.8	$162.4(b)	($60.3)	$186.5(b)
Pounds sold (000)	40,994	59,218	134,574	158,432

(a)	non-GAAP financial measure that is explained in the attached tables
(b)	includes $143 million from sale of ceramics business

Net sales for the third quarter were $330.0 million, a decline of 35 percent from a year earlier. Excluding surcharge revenue, net sales were $266.7 million, or 24 percent lower than the same quarter a year ago.

Total pounds sold in the third quarter declined 31 percent from the third quarter a year ago. Volumes shipped by the Premium Alloys Operations segment decreased 25 percent as a result of lower demand in the aerospace and energy markets. Pounds sold by the Advanced Metals Operations segment dropped 33 percent due to lower industrial, automotive and consumer demand.

Gross profit was $49.2 million in the third quarter compared with $108.5 million a year earlier. Excluding surcharge revenue, gross margin was 18.4 percent, compared with 30.8 percent last year.

SG&A expenses were $31.0 million, a decrease of 8 percent from a year earlier. Excluding the impact of changes in net pension expense, SG&A improved by 12 percent over last year.

Operating income declined 78 percent to $16.1 million, compared with $74.7 million for the 2008 third quarter. Excluding surcharge revenue and the restructuring costs, operating margin was 6.8 percent, down from 21.2 percent last year.

The lower gross margin and operating margin were primarily a function of reduced demand levels.  In addition, third quarter margins were negatively impacted by about $11 million of LIFO and other quarterly accounting effects from nickel prices and changes in inventory levels.  These included the impact from purchasing less nickel and other raw materials during this quarter, when prices were lower, which then required expensing of higher cost raw materials purchased earlier in the year.

Other Income in the third quarter was $2.7 million compared with $3.7 million last year.

The provision for income taxes on third quarter continuing operations was $1.8 million or 12.1 percent of pre-tax income, compared with an income tax provision of $22.8 million or 31.1 percent a year ago. The lower tax rate primarily results from applying R&D tax credits to the company’s lower taxable income level and the reversal of certain liabilities previously established for unrecognized tax benefits.  These items were partially offset by a reduction in certain deferred state tax assets related to net operating loss carryforwards.

Income from continuing operations in the third quarter was $13.1 million or $0.30 per diluted share, compared with income from continuing operations of $50.5 million or $1.05 per diluted share for the third quarter a year earlier.

Free cash flow, defined as cash from operations less capital expenditures and dividends, was positive by $11.8 million in the third quarter. This reflects significant progress in reducing inventory levels, partly offset by lower accounts payable.

Markets

Aerospace market sales were $146.7 million in the third quarter, down 29 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace sales were down 17 percent on 17 percent lower volume.  The decline reflected reduced airplane builds and lower overall passenger miles, compounded by excess inventory in the jet engine supply chain.  In the aerospace fastener segment, sales of nickel-based and titanium fasteners also began to slow.

Industrial market sales in the third quarter were $79.1 million, down 28 percent compared with the third quarter of fiscal 2008. Excluding surcharge, industrial sales decreased 15 percent on 27 percent lower volume.  The decline reflects strong competitive pricing pressures in more commodity-oriented applications and reduced overall demand for materials used in valves and fittings, fasteners, and general industrial applications.

Energy market sales of $35.0 million represented a decline of 36 percent from the third quarter a year earlier.  Excluding surcharge revenue, energy market sales decreased 27 percent on 43 percent lower volume.  The decline in energy sales primarily reflected lower oil and gas exploration activity in the face of weak demand for oil and excess inventory in the supply chain.  Declining market demand and high customer inventory are also beginning to affect sales to the power generation market.

Medical market shipments were up 5 percent in the third quarter although sales decreased to $28.4 million, down 18 percent from the third quarter of fiscal 2008.  Excluding surcharge revenue, medical sales declined 15 percent from the prior year. The increase in shipments reflected higher demand in orthopedic implant and medical instrument applications, while the revenue decline came from the pass-through of lower titanium costs and a leaner mix of products.  Demand is driven primarily by steady increases in the number of implant procedures in the US, Japan and the EU.

Consumer market sales were $20.7 million, a decrease of 54 percent from the third quarter of fiscal 2008. Excluding surcharge revenue, sales declined 45 percent on 39 percent lower volume. The decline in revenues reflected lower sales across all consumer segments, primarily led by housing and electronics.

Automotive market sales were $20.1 million, a decrease of 63 percent from a year earlier. Excluding surcharge revenue, automotive sector revenues were down 56 percent as volumes declined by 57 percent from a year earlier. Sharply lower consumer spending and tighter credit continue to suppress auto sales, resulting in further deterioration in production rates.

Sales outside the United States in the third quarter declined 37 percent to $111.8 million compared with the fiscal 2008 third quarter.  The decreases were sharpest for aerospace, energy and automotive demand in Europe and oil and gas applications in Canada.

Outlook:

“Looking ahead, we anticipate weaker demand in the fourth quarter due to conditions in most of our markets.  This, in combination with continued negative effects from our second half inventory reductions, as well as costs to close the UK facility, will result in negative earnings for that quarter.  Current indications are that end market conditions will remain soft for the balance of the calendar year,” said Stevens.

“Our goal as we head into fiscal year 2010 is to continue taking the actions needed to achieve positive cash flow.  We will attack costs and closely manage our working capital.  Capital expenditure levels next year will be down significantly from the 2008 and 2009 fiscal years,” said Stevens.  “Importantly, the strength of our balance sheet provides the resources to manage the downturn and prepare for the future. We are increasing investment in R&D, and will remain proactive in our new product and global marketing programs to position the company for stronger long-term growth when general economic conditions improve.”

Sales Excluding Surcharge

This press release includes discussions of net sales as adjusted to exclude the impact of raw material surcharges, which represents a financial measure that has not been determined in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company provides this additional financial measure because management believes removing the impact of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period.

Conference Call

Carpenter will host a conference call and webcast today, April 28, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal third quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2008, its quarterly reports on Forms 10-Q for the periods ended September 30 and December 31, 2008 and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter's business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner; 12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; and 14) our manufacturing processes are dependent upon highly specialized equipment which are located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic events. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

CONSOLIDATED BALANCE SHEET
(in millions)

	March 31	June 30
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$300.9	$403.3
Marketable securities	5.0	5.3
Accounts receivable, net	167.0	285.1
Inventories	263.5	209.0
Deferred income taxes	29.2	19.8
Other current assets	42.7	44.2
Total current assets	808.3	966.7

Property, plant and equipment, net	632.1	583.8
Prepaid pension cost	48.6	51.5
Goodwill	35.2	35.2
Other intangibles, net	19.0	19.8
Other assets	59.8	55.2
Total assets	$1,603.0	$1,712.2

LIABILITIES
Current liabilities:
Accounts payable	$85.1	$158.4
Accrued liabilities	141.3	144.2
Current portion of long-term debt	23.0	23.0
Total current liabilities	249.4	325.6

Long-term debt, net of current portion	279.7	276.7
Accrued postretirement benefits	86.7	90.9
Deferred income taxes	97.1	95.7
Other liabilities	104.6	84.1
Total liabilities	817.5	873.0

STOCKHOLDERS' EQUITY
Common stock	273.0	273.0
Capital in excess of par value - common stock	206.0	197.5
Reinvested earnings	1,041.7	996.6
Common stock in treasury, at cost	(531.0)	(484.0)
Accumulated other comprehensive loss	(204.2)	(143.9)
Total stockholders' equity	785.5	839.2

Total liabilities and stockholders' equity	$1,603.0	$1,712.2

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	March 31		March 31

	2009	2008	2009	2008

NET SALES	$330.0	$506.4	$1,105.4	$1,397.2

Cost of sales	280.8	397.9	906.7	1,057.3
Gross profit	49.2	108.5	198.7	339.9

Selling, general and administrative expenses	31.0	33.8	100.5	103.5
Restructuring costs	2.1	--	2.1	--
Operating income	16.1	74.7	96.1	236.4

Interest expense	3.9	5.1	12.1	15.9
Other income, net	(2.7)	(3.7)	(13.0)	(22.1)

Income before income taxes	14.9	73.3	97.0	242.6
Income taxes	1.8	22.8	28.3	79.6
INCOME FROM CONTINUING OPERATIONS	$13.1	$50.5	$68.7	$163.0

INCOME FROM DISCONTINUED OPERATIONS	--	$69.5	--	$70.7

NET INCOME	$13.1	$120.0	$68.7	$233.7

EARNINGS PER COMMON SHARE - BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.30	$1.05	$1.57	$3.31
Income from discontinued operations	--	$1.45	--	$1.43
NET INCOME PER SHARE - BASIC	$0.30	$2.50	$1.57	$4.74

EARNINGS PER COMMON SHARE - DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.30	$1.05	$1.56	$3.29
Income from discontinued operations	--	$1.44	--	$1.43
NET INCOME PER SHARE - DILUTED	$0.30	$2.49	$1.56	$4.72

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING:
Basic	43.8	48.0	43.9	49.3
Diluted	44.0	48.3	44.2	49.6

Cash dividends per common share	$0.18	$0.15	$0.54	$0.45

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Nine Months Ended
	March 31

	2009	2008

OPERATING ACTIVITIES:
Net income	$68.7	$233.7
Adjustments to reconcile net income to
net cash provided from operations:
Depreciation	35.7	35.3
Amortization	2.3	1.8
Deferred income taxes	11.6	(0.9)
Net pension expense (income)	15.2	(0.8)
Net loss (gain) on asset disposals	0.9	(1.0)
Gain on sale of businesses	--	(101.5)
Changes in working capital and other:
Receivables	103.9	31.0
Inventories	(68.3)	(58.4)
Other current assets	(16.7)	(5.5)
Accounts payable	(70.5)	(42.3)
Accrued current liabilities	(28.2)	44.6
Other, net	(9.8)	7.5
Net cash provided from operating activities	44.8	143.5

INVESTING ACTIVITIES:
Purchases of plant, equipment and software	(94.9)	(72.7)
Proceeds from disposals of plant and equipment	--	1.4
Acquisition of business	--	(6.6)
Net proceeds from sale of businesses	13.4	143.0
Purchases of marketable securities	(34.5)	(366.2)
Sales of marketable securities	39.8	713.2
Net cash (used for) provided from investing activities	(76.2)	412.1

FINANCING ACTIVITIES:
Payments on long-term debt	--	(0.2)
Payments to acquire treasury stock	(46.1)	(250.8)
Dividends paid	(23.6)	(22.1)
Tax benefits on share-based compensation	--	1.2
Proceeds from common stock options exercised	--	0.6
Net cash used for financing activities	(69.7)	(271.3)

Effect of exchange rate changes on cash and cash equivalents	(1.3)	(10.2)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(102.4)	274.1
Cash and cash equivalents at beginning of period	403.3	300.8
Cash and cash equivalents at end of period	$300.9	$574.9

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

SEGMENT FINANCIAL DATA
(in millions)

	Three Months Ended		Nine Months Ended
	March 31		March 31

	2009	2008	2009	2008

Net sales:

Advanced Metals Operations:
Net sales excluding surcharge	$185.8	$261.6	$595.6	$711.5
Surcharge	41.9	100.3	180.2	286.1

Advanced Metals Operations net sales	227.7	361.9	775.8	997.6

Premium Alloys Operations:
Net sales excluding surcharge	$82.8	$93.1	$254.0	$275.2
Surcharge	21.4	53.7	83.4	133.5

Premium Alloys Operations net sales	104.2	146.8	337.4	408.7

Intersegment	(1.9)	(2.3)	(7.8)	(9.1)
Consolidated net sales	$330.0	$506.4	$1,105.4	$1,397.2

Operating income:
Advanced Metals Operations	$11.2	$44.9	$61.5	$138.3
Premium Alloys Operations	15.2	34.3	63.4	110.4
Corporate costs	(8.2)	(9.4)	(26.6)	(29.1)
Pension earnings, interest & deferrals	--	4.9	(0.1)	16.8
Restructuring costs	(2.1)	--	(2.1)	--

Consolidated operating income	$16.1	$74.7	$96.1	$236.4

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

Beginning with the first quarter of fiscal 2008, Carpenter realigned its reportable business segments. As a result, we now have two reportable business segments: Advanced Metals Operations and Premium Alloys Operations.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder. AMO sales are spread across many of our end-use markets including aerospace, industrial, consumer, automotive, and medical.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows and primarily services the aerospace and energy markets.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."

SELECTED FINANCIAL MEASURES
(in millions)

	Three Months Ended		Nine Months Ended
	March 31		March 31
FREE CASH FLOW	2009	2008	2009	2008

Net cash provided from operations	$46.9	$63.0	$44.8	$143.5
Purchases of plant, equipment and software	(27.2)	(29.9)	(94.9)	(72.7)
Proceeds from disposals of plant and
equipment	--	0.1	--	1.4
Net proceeds from sale of businesses	--	143.0	13.4	143.0
Acquisition of business	--	(6.6)	--	(6.6)
Dividends paid	(7.9)	(7.2)	(23.6)	(22.1)
Free cash flow	$11.8	$162.4	$(60.3)	$186.5

Free cash flow is a measure of cash generated which management evaluates for alternative uses.

SUPPLEMENTAL SCHEDULES
(in millions)

	Three Months Ended		Nine Months Ended
	March 31		March 31
NET SALES BY MAJOR PRODUCT LINE	2009	2008	2009	2008

Product Line Excluding Surcharge:
Special alloys	$137.5	$165.7	$396.6	$465.0
Stainless steel	82.6	119.7	281.0	325.9
Titanium products	33.2	48.2	110.0	129.3
Tool and other steel	9.4	14.0	39.9	43.1
Other materials	4.0	4.8	14.3	14.3

Consolidated net sales excluding surcharge	$266.7	$352.4	$841.8	$977.6

Surcharge revenue	63.3	154.0	263.6	419.6

Consolidated net sales	$330.0	$506.4	$1,105.4	$1,397.2

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.